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                                          GUARANTEED RETIREMENT INCOME BENEFIT RIDER
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BENEFIT                   This rider provides a minimum fixed annuity guaranteed lifetime income to the Annuitant as described below.  This benefit may be commenced only within thirty days after the seventh or later Contract anniversary.  It must be exercised between the Annuitant's 60th and 91st birthdays except that if the
                          Annuitant is younger than age 44 on the Date of Issue, the benefit may be exercised after the Contract's
                          15th Anniversary.

                          The minimum guaranteed income ("GRIB") payments are based on the greater of:

                                   -  the income provided by applying the GRIB base to the guaranteed annuity factors; and

                                   -  the income provided by applying Contract Value to the current annuity factors.

                          The GRIB base is the greatest of:

                                   -  Contract Value

                                   -  Purchase Payments minus previous withdrawals, accumulated at 5.00% interest per year to the earlier of the Annuitant's age 80 or the GRIB exercise date plus Purchase Payments minus all withdrawals from age 80 to the GRIB exercise date; and

                                   -  the greatest anniversary value before the exercise date

                          The greatest anniversary value equals:

                                   -  the highest of the Contract Values on each Contract anniversary prior to the Annuitant's age
                                      81, plus

                                   -  the dollar amount of any Purchase Payments made since that anniversary, minus

                                   -  withdrawals since that anniversary

                          The guaranteed annuity factors are based on the 1983a table projected using projection scale G, with interest at 2.5% (the "Annuity 2000" table). However, if GRIB is exercised on or after the 10th Contract anniversary, interest at 3.50% is assumed.


                          GRIB is paid for the life of a single Annuitant or the lifetimes of two Annuitants. If paid for the life of a single Annuitant, GRIB is paid in the amount determined above. If paid for the lifetimes of two
                          Annuitants, GRIB is paid in the amount determined above, but the age of the older Annuitant is used to determine the GRIB base.

                          If the Owner elects GRIB payable for the life of a single Annuitant, the Owner may elect a period certain of 5, 10, 15, or 20 years. If the Annuitant dies before GRIB has been paid for the period elected, the remaining GRIB payments are paid as they fall due to the Beneficiary, if the Beneficiary is a natural person. If the Beneficiary is not a natural person, the remaining payments may be commuted at a minimum
                          2.50% interest rate and paid in
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                          a lump sum.  If the Owner elects GRIB payable for the lifetimes of two Annuitants, the period certain is
                          25 years. The full GRIB is payable as long as at least one of the two Annuitants is alive, but for no less than 25 years, the remaining GRIB payments are paid as they fall due to the Beneficiary, if the
                          Beneficiary is a natural person. If the Beneficiary is not a natural person, the remaining payments may be commuted at a minimum 2.50% interest rate and paid in a lump sum.

TERMINATION               This rider will end when:
OF RIDER
                                   1.  the policy ends; or
                                   2.  the owner's signed request for termination is received any time after the seventh Contract anniversary.

GUARANTEED                This rider does not increase or decrease the guaranteed values of this policy.
VALUES

CONTRACT                  This rider is subject to all the terms of the policy, except as modified in this rider.

                          Attached to and made a part of this policy effective as of the date of issue of the policy.

                                                FARMERS  NEW  WORLD  LIFE  INSURANCE  COMPANY
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